EXHIBIT 99.1

OHA Investment Corporation Reports Fourth Quarter and Year Ended December 31, 2017 Financial Results

NEW YORK, March 26, 2018 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter and year ended December 31, 2017. Management will discuss the Company's results summarized below on a conference call on Tuesday, March 27, 2018, at 10:00 a.m. Eastern Time.

Summary financial results for the quarter ended December 31, 2017:
Total investment income:  $2.6 million, or $0.13 per share
Net investment income:  $0.4 million, or $0.02 per share
Net realized and unrealized gains:  $0.7 million, or $0.03 per share
Net asset value:  $47.8 million, or $2.37 per share (vs. $2.34 per share at September 30, 2017)
Full realization of two OHA portfolio investments:  $14.8 million
Fair value of portfolio investments:  $64.9 million(1)

Portfolio Activity - Three months ended December 31, 2017
The fair value of our investment portfolio was $64.9 million at December 31, 2017, decreasing 17.5% compared to September 30, 2017 and 38.2% compared to December 31, 2016. During the fourth quarter of 2017, the Company had realizations totaling $14.9 million and made no new investments. The concentration of our investment portfolio in the energy sector decreased to 13% at December 31, 2017, compared to 38% at December 31, 2016. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 13.2% and 14.0%, respectively, as of December 31, 2017.

Realizations during the quarter totaled $14.9 million which consisted of the full repayment of two of our portfolio investments made under OHA: (i) Appriss Holdings, Inc's, second lien term loan in the amount of $9.3 million; and (ii) Royal Holdings, Inc.'s second lien term loan in the amount of $5.5 million, and $0.1 million of amortization on existing portfolio investments. Our investment in Appriss was initiated in November 2014 and generated an unlevered gross internal rate of return of 10.9% and a return on investment of 1.26x. Our investment in Royal was initiated in June 2015 and generated an unlevered gross internal rate of return of 9.6% and return on investment of 1.19x.

Subsequent to year end, our energy exposure was reduced to 0% as a result of the full redemption of our $11.5 million investment in the unsecured notes of Talos Production, LLC ("Talos"), at par, on February 15, 2018. The redemption was $2.9 million, or $0.14 per share, greater than Talos' fair value of $8.6 million (marked at 75% of par) at December 31, 2017. This legacy energy investment was initiated in February 2013 and generated an unlevered gross internal rate of return of 9.95% and a return on investment of 1.30x.

Operating Results - Three months ended December 31, 2017
Investment income totaled $2.6 million for the fourth quarter of 2017, decreasing 35.8% compared to $4.0 million in the corresponding quarter of 2016. The decrease in investment income during the fourth quarter of 2017 was primarily as a result of a decrease in average portfolio investment balance, lower weighted average yield on investment portfolio, Castex Energy 2005, LP, ("Castex") being placed on non-accrual in January 2017 and lower production payments on our investment in ATP Oil & Gas limited term royalty interest ("ATP"). In the fourth quarter of 2016, we recognized $828 thousand and $371 thousand of income related to our investments in Castex and ATP, respectively. In the fourth quarter of 2017, we did not recognize any income related to these two investments.

Operating expenses, net of incentive fee waiver, for the fourth quarter of 2017 were $2.3 million, decreasing 8.7%, compared to $2.4 million in the corresponding quarter of 2016. The decrease was attributable to lower base management fees in 2017 and a reversal of incentive fees in 2017, partially offset by higher professional fees. Management fees in the fourth quarter of 2017 were $0.2 million lower than in the fourth quarter of 2016 as a result of lower average asset base subject to the base management fee. The decrease in expenses were partially offset by $0.1 million increase in professional fees driven by higher legal costs in 2017 associated with our investment in Castex. Operating expenses for the fourth quarter of 2017 included an $89,000 fee waiver for incentive fees. On November 10, 2017, we entered into an Incentive Fee Waiver Agreement with OHA whereby OHA agreed to waive any incentive fees earned relating to fiscal years 2017 and 2018. Under the Incentive Fee Waiver Agreement, any capital gains fees that would have been earned and accrued during 2017 and 2018, which under our investment advisory agreement would not have been paid until 2018 and 2019, respectively, will be waived.

Resulting net investment income was $0.4 million, or $0.02 per share, for the fourth quarter of 2017, compared to $1.6 million, or $0.08 per share, for the fourth quarter of 2016.

We recorded net realized and unrealized gains on investments totaling $0.7 million, or $0.03 per share, during the fourth quarter of 2017, compared to $12.9 million, or $0.64 per share, during the fourth quarter of 2016. In the fourth quarter of 2017, we recognized a tax benefit of $0.6 million, or $0.03 per share, related to the repeal of the corporate alternative minimum tax ("AMT") under the Tax Cut and Jobs Act ("Jobs Act") that was signed into law on December 22, 2017. The $0.6 million of AMT credits were generated between the years 2008 and 2012 related to realized losses of certain legacy portfolio investments. Prior to the Jobs Act, we had a full valuation allowance against the AMT credits.

Overall, we experienced a net increase in net assets resulting from operations of $1.1 million, or $0.05 per share, for the fourth quarter of 2017. After declaring a quarterly dividend during the period of $0.02 per share, our net asset value increased 1.3%, from $2.34 per share as of September 30, 2017 to $2.37 per share as of December 31, 2017.

In February 2018, we exercised our option to extend our credit facility with Midcap through September 9, 2018.

Operating Results - Year ended December 31, 2017
Investment income totaled $10.3 million for the year ended December 31, 2017, decreasing 42.6% compared to $17.9 million in 2016. The decrease in 2017 was primarily due to a lower average investment balance from December 31, 2016 to December 31, 2017, placement of our investment in Castex on non-accrual in January 2017 and lower production payments from our investment in ATP/Bennu.

Operating expenses, net of incentive fee waiver, in 2017 totaled $9.2 million, decreasing 18.9%, compared to $11.4 million in 2016. The decrease was attributable to lower base management and incentive fees, partially offset by higher interest expense and bank fees and professional fees. Management fees decreased 40.0% to $1.9 million from $3.2 million due to lower incentive fees incurred in 2016, $89,000 incentive fee waiver in 2017 and lower average asset base subject to the base management fee during 2016. The increase in professional fees is attributable to higher legal expenses related to our investment in Castex.

Resulting net investment income for 2017 was $1.0 million, or $0.05 per share, compared to $6.5 million, or $0.32 per share, of net investment income in 2016.

We recorded net realized and unrealized losses on investments totaling $32.1 million, or $1.59 per share, during the year ended December 31, 2017, compared to $31.9 million, or $1.58 per share, in 2016. Our investment in Castex, a legacy energy related portfolio company, contributed $33.5 million, or $1.66 per share of the net realized and unrealized losses in 2017.

Overall, we experienced a net decrease in net assets resulting from operations of $31.1 million, or $1.54 per share, during the year ended December 31, 2017. As a result, and after declaring dividends during the year of $0.08 per share, our net asset value decreased to $2.37 per share as of December 31, 2017 from $3.99 per share as of December 31, 2016.

Review of Strategic Alternatives
As previously discussed on our November 14, 2017 earnings call, OHAI’s Board of Directors has decided to explore a variety of options that could provide more scale to OHAI. These options could include, among other things, raising additional capital, a merger or joint venture with another party, the acquisition of existing investment portfolios, or other strategic transactions. To assist OHAI in this process, the Board has retained Keefe, Bruyette & Woods, Inc. ("KBW") as its financial advisor and investment banker. While we are actively working with KBW to explore these options and committed to taking actions that we believe will maximize shareholder value, there is no assurance that the Company will execute on any of them. No specific timetable or formal process has been set and OHAI does not expect to comment further or periodically provide updates to the market with additional information unless and until the Company’s Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

Webcast / Conference Call at 10:00 a.m. Eastern Time on March 27, 2018
We invite all interested persons to participate in our conference call on Tuesday, March 27, 2018, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 8591869. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

______________________
(1) Excludes $19.9 million of cash on our balance sheet at December 31, 2017.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $23,263 and $19,724, respectively)	$18,179	$17,150
Non-affiliate investments (cost: $132,429 and $154,772, respectively)	46,751	87,855
Total portfolio investments (cost: $155,692 and $174,496, respectively)	64,930	105,005
Investments in U.S. Treasury Bills at fair value (cost: $19,994 and $39,997, respectively)	19,994	39,997
Total investments	84,924	145,002
Cash and cash equivalents	19,939	16,533
Accounts receivable and other current assets	—	33
Interest receivable	632	1,313
Other prepaid assets	21	17
Deferred tax asset	632	—
Total other assets	21,224	17,896
Total assets	$106,148	$162,898

Liabilities
Current liabilities
Distributions payable	$403	$1,210
Accounts payable and accrued expenses	1,585	1,999
Due to affiliate	562	220
Management and incentive fees payable	426	635
Income taxes payable	24	28
Repurchase agreement	19,592	39,200
Short-term debt, net of debt issuance cost of $215 and $0, respectively	35,785	—
Total current liabilities	58,377	43,292
Long-term debt, net of debt issuance costs of $0 and $1,387, respectively	—	39,113
Total liabilities	58,377	82,405
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	234,553	235,703
Undistributed net investment loss	(2,113)	(2,873)
Undistributed net realized capital loss	(97,043)	(85,979)
Net unrealized depreciation on investments	(87,646)	(66,378)
Total net assets	47,771	80,493
Total liabilities and net assets	$106,148	$162,898
Net asset value per share	$2.37	$3.99

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016	2015
Investment income:
Interest income:
Interest income	$2,585	$2,863	10,198	13,382	16,724
Dividend income	—	828	—	4,008	4,279
Royalty income, net of amortization	—	—	—	—	30
Other income	6	346	74	498	1,016
Total investment income	2,591	4,037	10,272	17,888	22,049
Operating expenses:
Interest expense and bank fees	956	988	3,926	3,819	3,480
Management fees	426	635	1,932	2,939	3,034
Incentive fees	(15)	—	89	281	969
Professional fees	613	469	1,679	2,442	2,126
Other general and administrative expenses	271	281	1,440	1,652	2,154
Director fees	61	62	245	245	245
Operating expenses before incentive fee waiver	2,312	2,435	9,311	11,378	12,008
Incentive fee waiver	(89)	—	(89)	—	—
Total operating expenses, net of incentive fee waiver	2,223	2,435	9,222	11,378	12,008
Income tax provision (benefit), net	1	(12)	22	7	72
Net investment income	367	1,614	1,028	6,503	9,969

Net realized capital (loss) on investments	(3)	(17,030)	(11,563)	(26,949)	(218)
Benefit (provision) for taxes	695	29	695	(62)	—
Total net realized capital gain (loss) on investments	692	(17,001)	(10,868)	(27,011)	(218)

Net unrealized appreciation (depreciation) on investments	5	4,102	(21,268)	(4,938)	(40,973)
Total net unrealized appreciation (depreciation) on investments	5	4,102	(21,268)	(4,938)	(40,973)

Net increase (decrease) in net assets resulting from operations	$1,064	$(11,285)	$(31,108)	$(25,446)	$(31,222)

Net increase (decrease) in net assets resulting from operations per common share	$0.05	$(0.56)	$(1.54)	$(1.26)	$(1.54)

Distributions declared per common share	$0.02	$0.06	$0.08	$0.24	$0.48
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172	20,322

Per Share Data(1)
Net asset value, beginning of period	$2.34	$4.61	$3.99	$5.49	$7.48

Net investment income	0.01	0.08	0.05	0.32	0.49
Net realized and unrealized gain (loss) on investments	0.04	(0.64)	(1.59)	(1.58)	(2.03)
Net increase (decrease) in net assets resulting from operations	0.05	(0.56)	(1.54)	(1.26)	(1.54)
Distributions to common stockholders
Distributions from net investment income	(0.01)	(0.06)	(0.02)	(0.24)	(0.48)
Return of capital	(0.01)	—	(0.06)	—	—
Net decrease in net assets from distributions	(0.02)	(0.06)	(0.08)	(0.24)	(0.48)
Effect of shares repurchased, gross	—	—	—	—	0.03

Net asset value, end of period	$2.37	$3.99	$2.37	$3.99	$5.49

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $5.1 billion in over 140 direct lending investments over the past 15 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com